Filed pursuant to Rule 433

Registration Nos. 333-100953

333-43808

333-104926

Relating to prospectus supplement

dated February 10, 2006

UNUMPROVIDENT CORPORATION

Pricing Term Sheet

Issuer:	UnumProvident Corporation
Size:	$575,000,000
Amount Outstanding:	$175,000,000
Coupon:	5.997%
Maturity:	May 15, 2008
Price:	100.666% of face amount
Yield to maturity:	5.682%
Spread to Benchmark Treasury:	1.05%
Benchmark Treasury:	3.75% due May 15, 2008
Benchmark Treasury Price and Yield:	98-4 1/8 / 4.632%
Interest Payment Dates:	May 15th and November 15th, commencing May 15, 2006
Settlement:	T+3; February 15, 2006
Ratings: (Moodys / S&P / Fitch)	Ba1/BB+/BBB-
CUSIP:	91529YAE6
Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer or the remarketing agent in the offering will arrange to send you the prospectus if you request it by calling collect 1-212-834-4533.